Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough VP Finance & Investor Relations (858) 314-5824 Debra P. Crawford Chief Financial Officer (858) 314-5708	LHA Jody Cain (jcain@lhai.com) Bruce Voss (bvoss@lhai.com) (310) 691-7100

For Immediate Release

SANTARUS REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

Total revenues up 48% over prior year period

Full year net income guidance improved to approximately $3.0 million

Plans to add 40 contract sales representatives in the first quarter of 2012

Announces plans for Phase IIIb study with UCERIS (budesonide) as add-on therapy

Conference call to begin at 4:30 p.m. Eastern time today

SAN DIEGO (November 7, 2011) – Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today reported financial and operating results for the quarter ended September 30, 2011. Key financial results include:

•	Total revenues of $26.8 million increased 48% over the prior year period
•

Net income of $0.6 million, or $0.01 per diluted share, compared with a net loss of $25.7 million, or $0.44 per share, for the 2010 third quarter, which included one-time restructuring costs of $7.3 million and a $15 million upfront payment to acquire rights to RHUCIN®

•	Cash, cash equivalents and short-term investments of $58.7 million as of September 30, 2011

“Among our positive developments in recent months, we entered into a new commercialization agreement for GLUMETZA® and reported supportive top-line results from our extended use study with UCERIS™, the proposed trade name for our budesonide MMX® product candidate. We also are pleased with the overall financial results we are reporting today,” said Gerald T. Proehl, president and chief executive officer of Santarus.

He added, “We are taking actions to increase our commercial activities to capture what we see as additional sales potential for our prescription products for type 2 diabetes, particularly in light of our new commercial agreement for GLUMETZA. These actions include expanding our field sales organization with 40 contract sales representatives, which will increase our total number of sales representatives to approximately 150. With additional representatives, we intend to increase call frequency and share of voice with our called-on physicians, as well as improve sales representative efficiency by reducing territory size and increasing the number of sales calls made each day. We have contracted with inVentiv Health for the expansion based on our positive past experience with this organization.”

Santarus executive vice president of research and development Wendell Wierenga, Ph.D., said, “We are currently on track to submit the New Drug Application (NDA) for UCERIS to the FDA next month. We plan to continue advancing this product candidate’s development and potential future commercialization by conducting a Phase IIIb clinical study to evaluate UCERIS 9 mg as an add-on therapy to current oral 5-ASA drugs for induction of remission of active ulcerative colitis. We expect to initiate this study in the first quarter of 2012 with a goal of enrolling approximately 500 patients at clinical sites in the U.S., Canada and Europe.”

Business Highlights

Recent business highlights include the following:

•

Entered into a commercialization agreement for GLUMETZA (metformin hydrochloride extended release tablets) with Depomed, Inc. under which Santarus has assumed broad commercial, manufacturing and regulatory responsibilities to replace a prior promotion agreement with Depomed entered into in July 2008. Under the commercialization agreement, Santarus commenced recording net sales of GLUMETZA on September 1, 2011. Under the previous promotion agreement, Depomed recorded GLUMETZA net sales and Santarus earned promotion revenue.

•

Contracted with inVentiv Health to add 40 contract sales representatives to its sales organization. The expanded sales organization will focus on the promotion of GLUMETZA and CYCLOSET® (bromocriptine mesylate) tablets, the company’s prescription products for type 2 diabetes. Santarus expects the new sales representatives to be trained and in place during the first quarter of 2012.

•

Announced that an analysis of pooled data from two Phase III clinical studies indicated that UCERIS 9 mg taken once daily for the induction of remission of mild or moderate active ulcerative colitis was statistically superior to placebo in clinical and endoscopic remission and in symptom resolution. The findings were presented in a poster session at the American College of Gastroenterology (ACG) Annual Scientific Meeting in Washington, D.C. in early November.

•

Announced supportive top-line results from a double-blind, multicenter, 12-month, extended use study with UCERIS 6 mg, which was undertaken to evaluate its long-term safety and tolerability in patients with ulcerative colitis. This data will be provided as support for the company’s planned submission of an NDA for UCERIS 9 mg for the induction of remission of mild or moderate active ulcerative colitis.

•

Reached agreement with the FDA on the design of a Phase III clinical study with the late-stage investigational drug RHUCIN® (recombinant human C1 inhibitor) under the Special Protocol Assessment process that is intended to support the submission of a U.S. Biologics License Application. As a result of the discussions with the FDA, the number of patients in the clinical study has been increased from 50 to approximately 75. The study, which is being conducted by the company’s collaboration partner Pharming Group NV, is expected to be completed by the third quarter of 2012.

Third Quarter 2011 Financial Results

Total revenues for the third quarter of 2011 were $26.8 million compared with total revenues for the third quarter of 2010 of $18.1 million.

Net product sales of $19.8 million for the third quarter of 2011 increased approximately 81% over net product sales of $11.0 million for the third quarter of 2010. For the third quarter of 2011, net product sales consisted of $9.9 million in net sales of ZEGERID® (omeprazole/sodium bicarbonate) brand and authorized generic prescription products and $2.1 million in net sales of CYCLOSET, as well as $7.8 million in net sales of GLUMETZA for the month of September under the new commercialization agreement. GLUMETZA net sales reflect a gross to net adjustment for eVoucher discounts of approximately $0.7 million related to potential eVoucher redemptions on shipments of GLUMETZA prior to September 2011. For the third quarter of 2010, net product sales consisted of net sales of ZEGERID brand and authorized generic prescription products.

GLUMETZA promotion revenue of $6.0 million for the third quarter of 2011 was based on GLUMETZA net sales recorded by Depomed for July and August 2011. GLUMETZA promotion revenue was impacted by an increase of $3.5 million in Depomed’s allowance for product returns related to a GLUMETZA pricing action taken in August 2011. GLUMETZA promotion revenue of $6.8 million for the third quarter of 2010 was impacted by a voluntary recall and supply interruption for GLUMETZA 500 mg and resulted in this dosage strength being unavailable from mid-June 2010 through early January 2011. Shipments of GLUMETZA 500 mg resumed in January 2011.

Santarus reported net income of $0.6 million, or $0.01 per diluted share, for the third quarter of 2011, compared with a net loss of $25.7 million, or $0.44 per share, for the third quarter of 2010. The 2010 net loss included $7.3 million in one-time restructuring costs and a $15 million upfront payment to Pharming for North American rights to RHUCIN.

The cost of product sales was $2.2 million for the third quarter of 2011 and $1.2 million for the third quarter of 2010, both approximately 11% of net product sales.

License fees and royalties were $3.7 million for the third quarter of 2011, significant components of which included royalties payable to Depomed on net sales for GLUMETZA for the month of September under the new commercialization agreement, the gross margin split on CYCLOSET net sales payable to S2 Therapeutics, Inc. and VeroScience, LLC, as well as royalties payable to the University of Missouri on ZEGERID net sales. License fees and royalties were $16.0 million for the third quarter of 2010, which included the $15 million upfront payment made to Pharming for North American rights to RHUCIN, as well as royalties payable to the University of Missouri.

Research and development (R&D) expenses were $3.8 million for the third quarter of 2011, compared with $4.4 million for the third quarter of 2010. The decrease in R&D expenses was primarily attributable to lower costs associated with the UCERIS Phase III clinical program.

Selling, general and administrative (SG&A) expenses were $16.2 million for the third quarter of 2011, and $15.0 million for the third quarter of 2010. The increase in SG&A expenses was primarily attributable to an increase in promotional spending related to GLUMETZA and CYCLOSET.

Nine Months Ended September 30, 2011

For the nine months ended September 30, 2011, the company reported total revenues of $76.2 million, compared with total revenues of $99.5 million for the nine months ended September 30, 2010.

Santarus reported net income of $2.8 million, or $0.04 per diluted share, for the first nine months of 2011, compared with a net loss of $16.4 million, or $0.28 per share, for the first nine months of 2010.

As of September 30, 2011, Santarus had cash, cash equivalents and short-term investments of $58.7 million, compared with $60.8 million as of December 31, 2010.

Financial Outlook for 2011

The company has revised its outlook for 2011 as follows:

•	Affirmed total revenues of at least $115 million.

•	Provided guidance for 2011 license fees and royalties of approximately $18 million, which now includes royalties payable to Depomed on net sales of GLUMETZA under the new commercialization agreement.

•

Reduced its estimate for R&D expenses to a range of approximately $19 million to $21 million compared with the prior estimate of $20 million to $23 million. In addition to its ongoing clinical development costs, in the fourth quarter the company also expects to pay an approximate $2 million filing fee in December for the UCERIS NDA and to incur start-up costs associated with the UCERIS Phase IIIb clinical study.

•	Reduced its estimate of SG&A expenses to up to approximately $68 million compared with the prior estimate of up to approximately $70 million.

•	Improved its estimate for net income to approximately $3.0 million compared with prior guidance of approximately $2.0 million.

Conference Call

Santarus has scheduled an investor conference call regarding this announcement at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today, November 7, 2011. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering reservation code 17727411. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s website at www.santarus.com and a recording of the call will be available on the company’s website for 14 days following the completion of the call.

About Santarus

Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes.

Santarus also has a diverse development pipeline, including three investigational drugs in Phase III clinical programs: UCERIS™ (budesonide) Tablets for induction of remission of active ulcerative colitis, RHUCIN® (recombinant human C1 inhibitor) for treatment of acute attacks of hereditary angioedema and rifamycin SV MMX® for treatment of travelers’ diarrhea, in addition to other earlier-stage development programs. More information about Santarus is available at www.santarus.com.

Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding financial results, anticipated sales and prescription trends and development program timelines.

The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to generate revenues from GLUMETZA and CYCLOSET; Santarus’ ability to successfully advance the development of, obtain regulatory approval for and ultimately commercialize, its development product candidates; Santarus’ ability to maintain patent protection for its products, including the difficulty in predicting the timing and outcome of the GLUMETZA, ZEGERID and ZEGERID OTC® patent litigation; Santarus’ ability to continue to generate revenues from its branded and authorized generic ZEGERID prescription products and the impact on Santarus’ business and financial condition of the ongoing generic competition for ZEGERID; Santarus’ ability to achieve continued progress under its strategic alliances, and the potential for early termination of, or reduced payments under, these agreements; adverse side effects, inadequate therapeutic efficacy or other issues related to Santarus’ products or products Santarus promotes that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ and its strategic partners’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions; the impact of healthcare reform legislation and the recent turmoil in the financial markets; and other risks detailed in Santarus’ prior press releases, as well as in public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Santarus®, ZEGERID®, ZEGERID OTC® and UCERIS™ are trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a trademark of VeroScience LLC. MMX® is a trademark of Cosmo Technologies Limited. RHUCIN® is a trademark of Pharming Group NV.

[Tables to follow]

Santarus, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents and short-term investments	$58,740	$60,797
Accounts receivable, net	15,388	7,156
Inventories, net	6,008	3,025
Prepaid expenses and other current assets	3,483	6,092

Total current assets	83,619	77,070
Long-term restricted cash	1,050	1,300
Property and equipment, net	645	774
Intangible assets, net	12,021	13,980
Goodwill	2,913	2,913

Total assets	$100,248	$96,037

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$27,481	$29,310
Allowance for product returns	11,809	13,450

Total current liabilities	39,290	42,760
Deferred revenue, less current portion	2,311	2,635
Long-term debt	10,000	10,000
Other long-term liabilities	2,396	2,659
Total stockholders’ equity	46,251	37,983

Total liabilities and stockholders’ equity	$100,248	$96,037

Santarus, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Product sales, net	$19,813	$10,972	$46,488	$72,848
Promotion revenue	6,022	6,791	27,339	23,715
Royalty revenue	979	311	2,408	2,689
Other license revenue	—	—	—	245

Total revenues	26,814	18,074	76,235	99,497
Costs and expenses:
Cost of product sales	2,232	1,189	5,597	6,555
License fees and royalties	3,739	16,046	7,621	21,304
Research and development	3,825	4,427	10,963	13,984
Selling, general and administrative	16,152	14,997	48,746	66,464
Restructuring charges	—	7,258	—	7,258

Total costs and expenses	25,948	43,917	72,927	115,565

Income (loss) from operations	866	(25,843)	3,308	(16,068)
Other income (expense):
Interest income	2	22	16	68
Interest expense	(116)	(116)	(342)	(345)

Total other income (expense)	(114)	(94)	(326)	(277)

Income (loss) before income taxes	752	(25,937)	2,982	(16,345)
Income tax expense	189	(191)	229	65

Net income (loss)	$563	$(25,746)	$2,753	$(16,410)

Net income (loss) per share:
Basic	$0.01	$(0.44)	$0.05	$(0.28)

Diluted	$0.01	$(0.44)	$0.04	$(0.28)

Weighted average shares outstanding used to calculate net income (loss) per share:
Basic	60,630,297	58,622,206	60,392,956	58,480,222
Diluted	63,111,407	58,622,206	62,660,557	58,480,222

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